Safehold

Press Release

Safehold Reports Fourth Quarter and Fiscal Year 2024 Results

NEW YORK, February 5, 2025

Safehold Inc. (NYSE: SAFE) reported results for the fourth quarter and fiscal year ended December 31, 2024.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the "Investors" section.

Highlights from the earnings announcement include:

- Q4'24 revenue was $91.9 million, and FY'24 was $365.7 million
- Q4'24 net income attributable to common shareholders was $26.0 million, and FY'24 net income attributable to common shareholders was $105.8 million, or $112.0 million excluding the portion of the year's non-cash general provision for credit losses on prior period balances and adjustments to non-controlling interests[1]
- Q4'24 earnings per share was $0.36, and FY'24 earnings per share was $1.48, or $1.57 excluding the portion of the year's non-cash general provision for credit losses on prior period balances and adjustments to non-controlling interests[1]
- Announcement of a new $50 million share repurchase program authorization

[1] The Company enhanced its non-cash general provision for credit losses methodology in Q3'24 and applied the updated methodology to prior period balances in accordance with GAAP. Of the year's $9.8 million total non-cash general provision for credit losses expense, $6.8 million represents the expense related to prior period balances. Impact of adjustments to non-controlling interests was $0.6 million in FY'24. See the Company's Annual Report on Form 10-K for the year ended December 31, 2024, to be filed on or around February 6, 2025, for additional information.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

- 2024 Highlights Include:
  - Investments: $225 million[2] of new originations in 2024, including ten new ground leases for $193 million[2] and one leasehold loan for $32 million[2], bringing total aggregate portfolio to $6.8 billion
  - Credit: Received credit ratings upgrade to A- from Fitch Ratings and received an initial credit rating of BBB+ with a Positive Outlook from S&P Global Ratings
  - Capital: Issued an aggregate $700 million of long-term unsecured notes and closed new $2.0 billion unsecured revolving credit facility

The Company's Board of Directors has authorized the repurchase of up to $50 million of the Company's common stock. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company's sole discretion. The share repurchase authorization does not obligate the Company to repurchase any dollar amount or number of shares of common stock, and may be suspended or discontinued at any time.

"This was an important foundation building year for Safehold," said Jay Sugarman, Chairman and Chief Executive Officer. "We increased earnings and liquidity, received multiple positive credit outcomes including our second 'A' rating, and established a valuable and growing affordable housing vertical. We believe our balance sheet and scale have solidified our position as the market leader in the ground lease sector, and we look forward to putting capital to work to serve our customers and create value for shareholders."

The Company will host an earnings conference call reviewing this presentation beginning at 9:00 a.m. ET on Thursday, February 6, 2025. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website in the "Investors" section, and by using the dial-in information listed below:

Dial-In:	888.506.0062
International:	973.528.0011
Access Code:	242780

[2] $193 million ground lease investments includes $45 million of forward commitments that have not yet been funded as of 12/31/24. $32 million leasehold loan was unfunded as of 12/31/24. There can be no assurance that Safehold will fully fund these transactions.

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on February 6, 2025 through 12:00 a.m. ET on February 20, 2025 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	51963

Non-GAAP Financial Measures:

Net income attributable to Safehold Inc. common shareholders excluding general provision for credit losses on prior period balances and adjustments to non-controlling interests, and EPS excluding general provision for credit losses on prior period balances and adjustments to non-controlling interests, are non-GAAP measures used as supplemental performance measures to give management and investors a view of net income and EPS more directly derived from operating activities in the period in which they occur. These metrics should be examined in conjunction with net income attributable to common shareholders as shown in our consolidated statements of operations. EPS excluding general provision for credit losses on prior period balances and adjustments to non-controlling interests is calculated as net income attributable to Safehold Inc. common shareholders excluding general provision for credit losses on prior period balances and adjustments to non-controlling interests, divided by the weighted average number of common shares. These metrics should not be considered as alternatives to net income attributable to common shareholders or EPS, respectively (in each case determined in accordance with generally accepted accounting principles in the United States of America ("GAAP")). These measures may differ from similarly-titled measures used by other companies. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

Earnings Reconciliation (all figures in thousands except per share figures)[1]	Q4'24	FY'24
Net income (loss) attributable to Safehold Inc. common shareholders	$26,039	$105,763
Add: General provision for credit losses on prior period balances	-	6,804
Less: Impact of adjustments to non-controlling interests	-	(576)
Net income excluding general provision for credit losses on prior period balances and adjustments to non-controlling interests	$26,039	$111,991
Weighted average number of common shares – basic	71,438	71,370
Weighted average number of common shares – diluted	71,561	71,451
EPS excluding general provision for credit losses on prior period balances and adjustments to non-controlling interests (basic & diluted)	$0.36	$1.57

[1] All numbers net of impact attributable to noncontrolling interests.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:

Pearse Hoffmann
Senior Vice President
Capital Markets & Investor Relations
T 212.930.9400
E investors@safeholdinc.com